EXHIBIT 10.1

EXECUTION COPY

September 1, 2010

William F. Ruprecht
President and Chief Executive Officer
Sotheby’s
1334 York Avenue
New York, New York 10021

Dear Bill,

          The attached Terms of Employment together with its Exhibits (the “Terms”) sets forth our mutual understanding with respect to the terms of your continuing employment by Sotheby’s (“Sotheby’s” or the “Company”) for the period September 1, 2010 through August 31, 2014 and any extended period in accordance with the Terms. With respect to the Terms, you and Sotheby’s hereby agree as follows:

Should your employment be terminated at any of the times and under any of the circumstances specified in the Terms, you and Sotheby’s each undertakes and agrees to comply with all of the provisions of the Terms relating to the circumstances of such termination of employment. In particular, Sotheby’s agrees to make any and all payments and perform any and all other obligations required under the caption “Termination of Employment” in the Terms under the circumstances of such termination of employment and you agree to comply with the undertakings set forth under the captions “Restrictive Covenants” and “Release” in the Terms that are applicable to such termination of employment.

          This Letter Agreement and the Terms (collectively, the “Letter Agreement”) supersedes any and all existing agreements between you and Sotheby’s, including without limitation the Employment Agreement dated as of March 31, 2006, as amended. Concurrently with signing this Letter Agreement, you shall enter into a Confidentiality Agreement with Sotheby’s (“Confidentiality Agreement”).

          This Letter Agreement shall be binding upon and inure to your benefit and to the benefit of your successors as well as to the benefit of Sotheby’s and its permitted successors and assigns. Neither this Letter Agreement nor any of the rights of the parties hereunder may be assigned by either party hereto except that Sotheby’s may assign its rights and obligations hereunder to a corporation or other entity into which it is merged or that acquires substantially all of its assets. Any assignment or transfer of the Letter Agreement in violation of the foregoing provisions will be void.

          This Letter Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and/or to be performed in that State, without regard to any choice of law provisions thereof.

          Any dispute, controversy or claim arising out of or relating to this Letter Agreement or breach (collectively, a “Claim”) thereof shall be settled by arbitration in New York City in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association by a single arbitrator. The arbitrator’s award shall be final and binding upon both parties, and judgment upon the award may be entered in any court of competent jurisdiction in any state of the United States or country or application may be made to such court for a judicial acceptance of the award and such enforcement as the law of such jurisdiction may require or allow. The losing party in such arbitration shall be liable for any costs, including attorney’s fees. If there is a dispute as to which party lost, or if a party shall have prevailed on one or more but not all of the issues subject to arbitration, costs and fees shall be allocated by the arbitrator.

          If this Letter Agreement correctly sets forth your understanding with Sotheby’s regarding the terms of your employment by Sotheby’s, please acknowledge your agreement by signing in the space indicated below.

Very truly yours,

SOTHEBY’S

By:	/s/ Michael I. Sovern

Name: Michael I. Sovern
Title: Chairman of the Sotheby’s Board of Directors

ACCEPTED AND AGREED
THE 2ND DAY OF SEPTEMBER, 2010:

/s/ William F. Ruprecht

William F. Ruprecht

2

TERMS OF EMPLOYMENT FOR
WILLIAM F. RUPRECHT (“EXECUTIVE”)

Position/Duties:	Executive will serve as CEO, President and member of the Board of Directors.

Term:

Four-year term commencing effective September 1, 2010, with annual extensions after August 31, 2014 unless Executive or Sotheby’s provides written notice to the other party no later than March 31, 2014, or five months prior to the end of any subsequent annual extension (the “Term”).

Base Compensation:

$700,000 per year, subject to increase but not decrease (other than a decrease made with respect to all senior executives’ base compensation), plus reimbursement for business and travel expenses in accordance with the Company’s standard procedures.

Cash Bonus Compensation:

Annual target bonus of $1,400,000. Executive’s bonus will not exceed 200% of target bonus. Performance and other metrics for Executive’s bonus to be set annually by the Compensation Committee, and communicated to Executive in accordance with a process consistent with past practice. Executive’s bonus will be payable during the year following the year in which the bonus is earned and at the same time as bonuses are payable to other Company executives generally but no later than March 15 of the year following for which the bonus is earned.

Annual PSU Awards:

Executive shall be entitled to annual grants of performance share units (“PSUs”) prior to March 31 in each year during the Term. The fair market value of performance share units granted in each year beginning with 2011 will vary from $3,500,000 to $4,500,000 in the discretion of the Compensation Committee based on Company performance and Executive’s individual performance. The number of performance share units to be included in each grant will be determined based upon the closing price of the Company’s common stock on the New York Stock Exchange on the last trading day prior to the grant. Executive’s annual performance share unit

i

grants shall vest ratably in equal annual installments over 4 years subject to attainment of performance goals.

Prior Restricted Stock or Restricted Stock Unit Awards (other than VCP Shares and PSUs):

In the event of a Change of Control (as defined in Exhibit B), the restrictions on all shares of restricted stock outstanding on the date of this Letter Agreement will lapse and all restricted stock units outstanding on the date of this Letter Agreement will become fully vested, free and clear of all restrictions, as provided in the Company’s Amended and Restated Restricted Stock Unit Plan. Executive shall have the rights of a holder of restricted stock or restricted stock units, as applicable, under the Company’s Amended and Restated Restricted Stock Unit Plan, including the right to receive dividends or dividend equivalents on unvested grants.

Value Creation Plan:

Any unvested shares of restricted stock held by Executive under Sotheby’s Value Creation Plan (“VCP Shares”) will vest subject to the satisfaction of certain performance criteria, as described in Exhibit A. Executive shall have the right to vote such shares and the right to receive any dividends with respect to such shares whether or not such shares are vested unless and until they are forfeited.

Benefits:

Executive shall be eligible to participate in all benefit plans maintained by or on behalf of the Company for its most senior executives or in which such senior executives participate and shall receive all fringe benefits and vacations for which the Executive’s level of employment makes him eligible.

Additional Benefits:	Executive shall be eligible for an annual business development allowance of at least $25,000, to be reimbursed each calendar year during the Term.

Executive shall also receive an annual automobile allowance of $25,000, an annual club membership allowance of $20,000, and an annual financial planning allowance of $15,000, to be paid each calendar year during the Term.

In consideration of Executive foregoing continuation of certain benefits to which Executive was entitled under his Employment Agreement dated as of March 31, 2006, as amended, Executive shall be paid $250,000 promptly after signing this Letter Agreement.

Termination of Employment:

Death or Disability. Upon a termination of Executive’s employment during the Term due to death or Disability (as defined in Exhibit B), the Executive or his estate, as the case may be, shall be entitled to (i) $2,000,000; (ii) all accrued but unpaid base salary and benefits to the date of employment termination, including, but not limited to, any earned but unpaid annual cash bonus for the calendar year prior to death or Disability and entitlements under the Company’s retirement, disability and life insurance plans; (iii) continuing eligibility for vesting of unvested PSUs but solely in accordance with the time vesting and performance criteria set forth in the PSU award agreement for remaining vesting periods; (iv) an immediate lapse of all restrictions on all other shares of restricted stock outstanding on the date of this Letter Agreement and full vesting of all restricted stock units outstanding on the date of this Letter Agreement (other than the VCP Shares and PSUs); and (v) lapse of restrictions on VCP Shares to the extent provided in Exhibit A.

For Cause/Without Good Reason. If the Executive’s employment is terminated by the Company for Cause (as defined in Exhibit B) or by the Executive without Good Reason (as defined in Exhibit B), the Executive shall receive all accrued but unpaid base salary and benefits to the date of employment termination. Executive will not be entitled to receive any bonus, whether or not accrued but unpaid.

Without Cause/Good Reason Termination. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason during the Term, the Executive shall be entitled to the following:

(1)	all accrued but unpaid base salary through the date of termination, plus $4,000,000 (which shall offset any benefits payable under the Company’s Severance Plan), payable in a lump sum;

(2)

all accrued but unpaid entitlements and benefits from the Company, including, but not limited to, entitlements under the Company’s retirement, disability and life insurance plans and any earned but unpaid annual cash bonus for the calendar year prior to termination of employment;

(3)

at the Company’s expense, full benefit coverage for the Executive, his spouse and other eligible dependents under all of the Company’s medical, dental, vision and life insurance plans for three years, including any benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended (“COBRA”) provided by the Company from the date of Executive’s termination, provided that (i) any such benefit provided by the Company in any year will not be affected by the amount of any such benefit provided by the Company in other years, subject to any maximum benefit limitation under the terms of the Company’s medical plan, (ii) under no circumstances will the Executive be permitted to liquidate or exchange any such benefit for cash or any other benefit, and (iii) the reimbursement of an eligible expense is made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; and provided further that if the Company’s medical, dental, vision or life insurance programs do not permit continuation of coverage for three years after termination of an employee’s employment, the Executive shall obtain comparable insurance for himself, his spouse and his dependents at the Company’s expense; and, provided further, that if the Executive has the right to receive benefit coverage from another employer, such coverage will be offset against the Company’s obligation to provide benefit coverage;

(4)

continuing eligibility for vesting of unvested PSUs but solely in accordance with the time vesting and performance criteria set forth in the PSU award agreement for remaining vesting periods and with shares earned on vested PSUs being delivered by Executive to be held by the Company subject to compliance by Executive with the Restrictive Covenants and with the Company returning the shares to the Executive upon satisfaction of the Restrictive Covenants, provided that during any such period that such shares are held by the Company, the Executive may enter into hedging transactions with respect to such shares, unless prohibited by Company policy adopted in accordance with applicable law or regulation and provided that Executive is not in possession of material undisclosed information regarding the Company. In the event of a material breach by Executive of the Restrictive Covenants, the shares shall be forfeited and Executive shall also pay to the Company the value of any such shares withheld to pay taxes on the delivery of PSU award shares to the Executive;

(5)

an immediate lapse of all restrictions on all other shares of restricted stock outstanding on the date of this Letter Agreement and full vesting of all restricted stock units outstanding on the date of this Letter Agreement (other than the VCP Shares and PSUs); and

(6)	lapse of restrictions on the VCP Shares to the extent provided in Exhibit A.

End of Term. If the Company notifies the Executive no later than five months prior to the end of the Term (including any annual extension) that the Executive’s employment will be terminated at the end of the Term, the Executive shall be entitled to receive (i) all accrued but unpaid entitlements under the Company’s retirement, disability and life insurance

v

plans and any earned but unpaid annual cash bonus for the calendar year prior to termination of employment; (ii) continuing eligibility for vesting of unvested PSUs but solely in accordance with the time vesting and performance criteria set forth in the PSU award agreement for remaining vesting periods and with shares earned on vested PSUs being delivered by Executive to be held by the Company subject to compliance by Executive with the Restrictive Covenants and with the Company returning the shares to the Executive upon satisfaction of the Restrictive Covenants, provided that during any such period that such shares are held by the Company, the Executive may enter into hedging transactions with respect to such shares, unless prohibited by Company policy adopted in accordance with applicable law or regulation and provided that Executive is not in possession of material undisclosed information regarding the Company, and provided, further, that in the event of a material breach by Executive of the Restrictive Covenants, the shares shall be forfeited and Executive shall also pay to the Company the value of shares withheld to pay taxes on the delivery of the PSU award shares to the Executive; (iii) an immediate lapse of all restrictions on all other shares of restricted stock outstanding on the date of this Letter Agreement and full vesting of all restricted stock units outstanding on the date of this Letter Agreement (other than PSUs); and (iv) at the Company’s expense, full benefit coverage for the Executive, his spouse and other eligible dependents under all of the Company’s medical, dental, vision and life insurance plans for three years from the end of the Term, including any COBRA benefits provided by the Company, provided that (1) any such benefit provided by the Company in any year will not be affected by the amount of any such benefit provided by the Company in any other years, subject to any maximum benefit limitation under the terms of the Company’s medical plan, (2) under no circumstances will the Executive be permitted to liquidate or exchange any such benefit for cash or any other benefit, and (3) the reimbursement of an eligible expense is made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; and provided further that, if the Company’s medical, dental, vision or life insurance programs do not permit continuation of coverage for three years after the end of the Term, the Executive shall obtain comparable insurance for himself, his spouse and his dependents at the Company’s expense; and provided further that, if the Executive has the right to receive benefit coverage from another employer, such coverage will be offset against the Company’s obligation to provide such coverage.

409A Compliance:

To the extent that any amount payable or benefit to be provided under these Terms constitutes an amount payable or benefit to be provided under a “nonqualified deferred compensation plan” (as defined in Section 409A of the Internal Revenue Code) upon a “separation from service” (as defined in Section 409A), and to the extent that the Executive is deemed to be a “specified employee” (as that term is defined in Section 409A and pursuant to procedures established by the Company) on the “separation from service” date, then, notwithstanding any other provision in this Agreement to the contrary, such payment or benefit provision will not be made to the Executive during the six month period immediately following his “separation from service” date. Instead, on the 15th day following the six month anniversary of the Executive’s “separation from service” date, all amounts that would have been paid or provided to the Executive during that six-month period, but were not paid or provided because of this provision, will be paid or provided to the Executive at that time, with any cash payment to be made in a single sum with interest at the Applicable Federal Rate (Short-Term) determined pursuant to Section 1274 of the Internal Revenue Code. This six month delay will cease to be applicable if the Executive “separates from service” due to death or if he dies before the six-month period has lapsed.

Confidentiality by Agreement; Policies:	As a condition to Executive’s continued employment by the Company, Executive shall continue to be bound by the Confidentiality Agreement, Auction Rules, Compliance Policies, Code of Business Conduct and Ethics, Conflict of Interest Policy, House Rules and other compliance and human resources policies and other policies that the Company may adopt from time to time that apply to other senior executives generally.

Equitable Remedies:

The Company shall be entitled to enjoin a violation by Executive of any provision of this Letter Agreement. Executive acknowledges that the damages suffered by the Company as a result of any violation of this Letter Agreement may be difficult to ascertain. Accordingly, the Executive agrees that in the event of a breach of this Letter Agreement by him, the Company shall be entitled to specific performance by injunctive relief of the Executive’s obligations to the Company. The equitable remedies referred to above shall not be deemed to be exclusive of any other remedies available to the Company, including to enforce the performance or observation of the covenants and agreements contained herein.

Clawback:

Nothing in this Letter Agreement shall preclude the Company from recouping, or refusing to pay, any cash or equity incentive-based compensation paid or payable to the Executive in the event of a restatement of the Company’s financial statements pursuant to applicable law or regulation or Company policy adopted consistent with applicable law or regulation.

Restrictive Covenants:

In consideration of the compensation provided to Executive hereunder, Executive agrees until twelve months after the termination of his employment with the Company to be bound by a covenant not to compete with the Company in certain jurisdictions and not to solicit employees of the Company or certain of its clients on the terms set forth in Exhibit C. Executive also agrees to comply with his nondisparagement covenant set forth in the release attached hereto as Exhibit D. In the event of a material breach by Executive of any of the foregoing covenants, the Company shall not be required to pay to Executive any of the amounts set forth under “Termination of Employment” above, other than earned but unpaid entitlements under benefit plans and earned but unpaid salary, and any outstanding equity awards shall be forfeited. If the Company had paid any such amounts in cash, the Executive promptly shall repay the amounts with interest from the date of payment by the Company to the date of repayment at the Applicable Federal Rate (Short-Term) determined pursuant to Section 1274 of the Internal Revenue Code. If the Company paid any such amounts in shares, the shares shall be returned by the Executive to the Company or, if the Executive no longer owns the shares, the Executive shall pay to the Company in cash the greater of (i) the fair market value of the shares on the date initially delivered to the Executive in payment of the equity award or (ii) the fair market value on the date that the Executive later disposed of the shares, together with interest from the date of delivery of the shares by the Company to the Executive in payment of his equity award to the date of repayment at the Applicable Federal Rate (Short-Term) determined pursuant to Section 1274 of the Internal Revenue Code. The foregoing obligation of the Executive to make repayment to the Company shall also apply to any amounts withheld by the Company from the amounts paid under “Termination of Employment” in order to satisfy related tax withholding obligations.

Release:

Any payments payable to Executive upon termination of his employment other than unpaid base salary shall only be payable if the Executive delivers to the Company a release, in the form attached hereto as Exhibit D (the “Release”), of all of his claims (except with regard to claims for payments or benefits specifically payable or providable hereunder which are not yet paid as of the effective date of the Release, claims for vested accrued benefits, claims under COBRA, claims relating to any rights of indemnification under the Company’s certificate of incorporation or by-laws or claims under any directors and officers liability insurance policy) occurring up to the effective date of the Release with regard to the Company and its respective past or present officers, directors and employees. The Company will pay the benefits provided to him under this Letter Agreement upon termination of his employment on the 60th day following the Executive’s effective date of termination or (i) with respect to the annual cash bonus, continued vesting of PSUs, and continued coverage under medical, dental, vision and life insurance plans, at such later date specified in these Terms, and (ii) with respect to entitlements under retirement, disability and life insurance plans, at such time set forth in the plans governing such programs, provided that the Executive has delivered the Release to the Company and the statutory period during which the Executive is entitled to revoke the Release has expired on or before the 60th day following termination, subject to the requirements of “409A Compliance,” above.

Withholding Taxes:	All amounts payable under these Terms shall be subject to applicable withholding taxes.

x

Exhibit A

          The restrictions on 60% of the VCP Shares have lapsed and, subject to the satisfaction of the performance criteria described below, the restrictions on the remaining 40% of the VCP Shares (“Remaining VCP Shares”) will lapse on March 31, 2011 (the “2011 Vesting Date”). Restrictions will lapse on the 2011 Vesting Date if either (i) the compound annual growth rate (“CAGR”) in Sotheby’s common stock, including dividends, shall have been equal to or greater than 7.2% per annum from April 1, 2006 through March 31, 2011 or (ii) the cumulative CAGR of the Company’s net income shall have been equal to or greater than 10% through the year ended December 31, 2010 as compared with the Company’s net income for the year ended December 31, 2005. If Executive’s employment is terminated prior to the 2011 Vesting Date as a result of a Change in Control, by the Company without Cause, by the Employee with Good Reason, or as a result of Executive’s death or Disability, (i) if the performance criteria for the 2011 Vesting Date have already been satisfied as of the date of termination of employment, the restrictions on the Remaining VCP Shares that would otherwise have lapsed on the 2011 Vesting Date will lapse immediately and (ii) if the performance criteria have not yet been satisfied for the 2011 Vesting Date, but have been satisfied for one or more full 12-month periods prior to the date of termination of employment, then the restrictions on a fraction of the Remaining VCP Shares shall lapse immediately, the numerator of such fraction being the number of full 12-month periods for which the performance criteria have been satisfied and the denominator of such fraction being 5, with payment to be made on the 2011 Vesting Date.

          For purposes of measuring the CAGR in Sotheby’s common stock, the value of such common stock as of April 1, 2006 shall be the daily average closing price of Sotheby’s common stock on the New York Stock Exchange for the period January 3 through March 31, 2006 and the value of such common stock at the end of each measurement period shall be the daily average of the closing price of Sotheby’s common stock on the New York Stock Exchange during the 30 calendar days prior to the end of such measurement period.

          The cumulative CAGR in the Company’s net income for any measurement period will be deemed to be equal to or greater than 10% if (i) the actual cumulative net income (net of any net loss) of the Company for such period equals or exceeds (ii) what the Company’s cumulative net income would have been had the CAGR of its net income during such measurement period been 10% as compared with the Company’s net income for the year ended December 31, 2005.

          For purposes hereof, net income shall be determined in accordance with generally accepted accounting principles in the United States (“GAAP”); provided, however, that consistent with the Company’s objective to reward Executive based on the normalized operating performance of the Company, the Compensation Committee shall have the discretion to adjust the Company’s net income to account for extraordinary or unforeseen

i

Exhibit A (cont’d)

business events or developments during any measurement period, including, but not limited to, income or loss from discontinued operations, gains or losses from the sale of significant assets or business units, restructurings, asset impairments, unusual adjustments to tax valuation reserves, special charges, extraordinary items as defined by GAAP, material changes in GAAP, or other non-recurring events. Notwithstanding the foregoing, no adjustment shall increase the amount of compensation otherwise payable if such increase is prohibited by Code Section 162(m).

ii

Exhibit B

“Cause” means:

(1)	the Executive’s fraud or willful malfeasance in the performance of his duties, or his gross negligence in the performance of his duties which is materially injurious to the Company; or

(2)

the Executive’s conviction of a crime that was a felony in the United States or the United Kingdom or a crime of equivalent gravity in any other jurisdiction (a “Felony Crime”), or conduct for which the Executive receives amnesty, immunity or its equivalent from an authorized law enforcement authority, which conduct would otherwise have been likely to result in the prosecution of charges against the Executive by such authorized law enforcement authority for commission of a Felony Crime; or

(3)

any material breach of the Restrictive Covenants or the provisions of the Company’s Code of Business Conduct and Ethics captioned “Conflicts of Interest,” “Corporate Opportunities” or “Insider Trading.”

          The Executive shall have thirty (30) days following the receipt of notice from the Company of the existence of circumstances constituting Cause to correct such circumstances to the extent correctable. Any notice of termination for Cause must be given within sixty (60) days following the Chairman of the Board of Directors learning of circumstances constituting Cause. During such thirty (30) day period, the Executive shall be given an opportunity, together with his counsel, to be heard before the Board of Directors of the Company and the Executive shall only be deemed to have been terminated for Cause if no less than 60% of the members of the Board of Directors determine in good faith that the Executive was guilty of conduct set forth in clauses (1), (2) or (3) above.

“Change of Control” shall have the meaning set forth in the Company’s Amended and Restated Restricted Stock Unit Plan.

“Disability” means a determination by the Company in accordance with applicable law that, as a result of a physical or mental illness, the Executive has been unable to perform the essential functions of his job, for a period of at least 90 consecutive calendar days, with or without reasonable accommodation that does not present an undue burden on the Company.

“Good Reason” means:

(1)

reduction of the Executive’s base salary below $700,000 per year (other than a reduction made with respect to all senior executives’ base salary) or reduction at any time during the Term of his target bonus below $1,400,000;

i

Exhibit B (cont’d)

(2)	failure by the Company to award the Executive at least $3,500,000 in performance share units prior to March 31 in any year during the Term;

(3)	the Company’s assignment of duties to the Executive which are a material diminution of his duties;

(4)

the Company’s removal of the Executive from his positions of Chief Executive Officer and/or President and/or the Company’s removal of the Executive or failure to nominate the Executive, and support in good faith the Executive’s election, as a member of the Board of Directors of the Company;

(5)

the Company’s requirement that the Executive relocate the Executive’s office or perform more than one third of his duties during any calendar year more than fifty (50) miles outside of New York, New York without the Executive’s prior consent;

(6)	the Company’s failure to provide timely the Executive with compensation and benefits at the agreed levels;

(7)	the failure of any successor to the Company to assume the obligations of the Company under any agreement between the Company and the Executive;

(8)

the failure of the Company to maintain directors and officers liability insurance for the benefit of the Executive on a basis no less favorable than the basis on which it generally maintains such insurance for the benefit of other executives of the Company;

provided, however, that the Company shall have thirty (30) days following the receipt of notice from the Executive of the existence of circumstances constituting Good Reason to correct such circumstances. Any notice of termination for Good Reason must be given within thirty (30) days following the Executive learning of circumstances constituting Good Reason.

ii

Exhibit C

          In consideration of the compensation provided to Executive under this Letter Agreement, and because the Executive has specialized, unique confidential knowledge vital to the Company, the Executive agrees that, during the Restricted Period (defined below), he will not, without the consent of the Company, directly or indirectly, consult for, become employed by, provide services to, or solicit or accept any funds, loans or other consideration from:

(i)	Christie’s, Bonham’s, or Phillips de Pury & Company or any affiliate or successor of any of those entities anywhere in the world; or

(ii)

another entity engaged in conducting auctions, dealing in or making private sales of, and collecting or advising with respect to, any collecting category forming part of the Art Business anywhere the Company has an office, affiliation or has done business within the twelve month period immediately preceding the termination of the Executive’s employment.

          For purposes of this Agreement, the Art Business involves auctions, dealing in or making private sales of, and collecting or advising with respect to, the collecting categories that comprise the Company’s core businesses at the time of termination. For purposes of this Agreement, the “Restricted Period” is during the course of the Executive’s employment and the period of twelve (12) months after the termination of the Executive’s employment.

          In addition to the foregoing, during the Restricted Period, the Executive agrees that he will not, either alone or in concert with others, and will not cause another to in any such case directly or indirectly,

(1)	to recruit, solicit or induce any Sotheby’s employees to terminate their employment with Sotheby’s;

(2)	to solicit the Art Business of, do Art Business with, or seek to do Art Business with, any Client of the Company (as defined herein);

(3)	to encourage or assist any competitor of the Company to solicit or service any Client of the Company; or

(4)	otherwise to induce any Client of the Company to cease doing Art Business with, or lessen its Art Business with, the Company.

          The term “Client” means any Level 1, 2 or 3 client of the Company as currently referred to by the Company or as such category may be referred to at the time of Executive’s termination of employment.

i

Exhibit C (cont’d)

          If at any time there is a judicial determination by any court of competent jurisdiction that the time period, geographical scope, or any other restriction contained in this Exhibit C is unenforceable against the Executive, the provisions of this Exhibit C shall not be deemed void but shall be deemed amended to apply as to such maximum time period, geographical scope and to such other maximum extent as the court may judicially determine or indicate to be enforceable.

ii

Exhibit D

AGREEMENT AND RELEASE

          1. Parties. The parties to this Agreement and Release are William F. Ruprecht (“Ruprecht”) and Sotheby’s and its subsidiaries, related or affiliated entities or any entities in which any of them has an interest (“Sotheby’s”).

          2. Consideration.

(a)

As consideration for this Agreement and Release, Ruprecht will receive the full amount to which he is entitled pursuant to the Letter Agreement dated September 1, 2010 between Sotheby’s and Ruprecht and the Terms of Employment attached thereto (collectively, the “Agreement”), a copy of which is attached hereto as Exhibit 1.

(b)	Ruprecht agrees that the consideration provided in this Agreement and Release:

	(i)	exceeds any payment, benefit or other thing of value to which he might otherwise be entitled under any policy, plan or procedure of Sotheby’s; and

	(ii)	is in full discharge of any and all of Sotheby’s liabilities and obligations to him, whether written or oral.

          3. Agreement. Ruprecht acknowledges and reaffirms his obligations pursuant to the Agreement, including that for good and valuable consideration, the receipt of which is hereby acknowledged, Ruprecht agrees to comply with the provisions of Exhibit C to the Agreement.

          4. Ruprecht Release.

(a)

For good and valuable consideration, the receipt of which is hereby acknowledged, Ruprecht for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter collectively referred to as “Ruprecht Releasors”), hereby forever releases and discharges Sotheby’s, or any of Sotheby’s past, present or future parent entities, partners, subsidiaries, affiliates, divisions, employee benefit and/or pension plans or funds, insurers, successors and assigns and any of its or their past, present or future officers, directors, attorneys, agents, trustees, administrators, employees, or assigns (whether acting as agents for Sotheby’s or in their individual capacities) (collectively referred to as “Sotheby’s

i

Exhibit D (cont’d)

Releasees”) from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs, expenses, damages, actions and causes of action, of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), except for claims for vested benefits, whether known or unknown, by reason of any act, omission, transaction or occurrence which Ruprecht Releasors ever had, now have or hereafter can, shall or may have against Sotheby’s Releasees up to and including the Agreement Effective Date as defined in Subparagraph 11(c) below. This release does not apply to claims by Ruprecht Releasors with regard to payments or benefits specifically payable or providable hereunder which are not yet paid as of the Agreement Effective Date, claims for vested accrued benefits, claims under COBRA, claims relating to any rights of indemnification under the Company’s certificate of incorporation or by-laws or claims under any directors and officers liability insurance policy.

Without limiting the generality of the foregoing, Ruprecht Releasors hereby release and discharge Sotheby’s Releasees from:

(i)

any and all claims relating to Ruprecht’s employment by Sotheby’s, the terms and conditions of such employment, any employee benefits related to his employment and/or his termination from such employment;

(ii)

any and all claims of employment discrimination and/or retaliation under any federal, state or local statute or ordinance, including without limitation, any and all claims under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act; the Equal Pay Act; the New York State Human Rights Law; and the New York City Human Rights Law;

(iii)	any and all claims for wrongful discharge and/or breach of contract or any claims related to compensation or benefits, including claims for bonus or deferred payments;

(iv)	any and all claims for defamation, libel or slander against any of the Sotheby’s Releasees; and

(v)	any and all claims for attorneys’ fees, costs, disbursements and the like;

ii

Exhibit D (cont’d)

which Ruprecht Releasors ever had, now have or hereafter can, shall or may have against Sotheby’s Releasees for, upon or by reason of any act, omission, transaction or occurrence up to and including the Agreement Effective Date as defined in Subparagraph 11(c) below.

(b)

Ruprecht agrees, to the extent consistent with law, that he will not commence, maintain, prosecute or participate (except as compelled by legal process) in any action or proceeding of any kind (judicial or administrative) against Sotheby’s Releasees, arising out of any act, omission, transaction or occurrence occurring up to and including the Agreement Effective Date as defined in Subparagraph 11(c) below.

(c)

Ruprecht further agrees, to the extent consistent with law, that he will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right covered by Subparagraphs 4(a) and 4(b) and that this Agreement and Release shall act as a bar to recovery in any such proceedings.

          5. Sotheby’s Release. For good and valuable consideration, the receipt of which is hereby acknowledged, Sotheby’s hereby forever releases and discharges Ruprecht and his heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter collectively referred to as “Ruprecht Releasees”) from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs, expenses, damages, actions and causes of actions, of any kind whatsoever (upon any legal or equitable theory, whether contractual, common law, statutory, federal, state, local or otherwise) (collectively, “Claims”), by reason of any act, omission, transaction, or occurrence which Sotheby’s ever had, now has or hereafter can, shall or may have against Ruprecht Releasees up to and including the Agreement Effective Date as defined in Subparagraph 11(c) below; provided, however, that the provisions of this Paragraph 5 shall not apply to Claims arising out of facts or circumstances that were known to Ruprecht and which he had not disclosed to the Worldwide General Counsel of Sotheby’s prior to the date that Sotheby’s signs this Agreement; and provided, further, however, that the provisions of this Paragraph 5 shall not apply to any claims of Sotheby’s to recoup from, or refuse to pay to, Ruprecht any equity or cash incentive-based compensation as a result of a restatement of Sotheby’s financial statements as required by law or regulation or Company policy adopted consistent with applicable law or regulation.

          6. Confidentiality. Ruprecht acknowledges that this Agreement and Release and all terms and conditions thereof shall be kept strictly confidential and shall not be disclosed by Ruprecht to anyone, except to the extent required by law, and except that Ruprecht may disclose the terms of this Agreement and Release to his spouse and his attorney and/or his tax or financial advisor, who shall each be instructed by Ruprecht that this Agreement and Release and its terms are to be kept confidential.

iii

Exhibit D (cont’d)

          7. Covenant of No Pending Claim. Ruprecht warrants that he has not commenced or filed any litigations, administrative charges or other proceedings against Sotheby’s.

          8. No Representations. Neither party hereto, nor any agent or representative thereof, has made any statement or representation to the other party regarding any fact relied upon by such other party in entering into this Agreement and Release.

          9. Adequate Investigation and Binding Effect. Ruprecht has made such investigation of the facts pertaining to this Agreement and Release and all matters pertaining hereto as he deems necessary. This Agreement and Release shall inure to the benefit of and may be enforced by the parties to this Agreement and Release, and shall be final and binding upon Ruprecht, his executors, administrators, legatees or any other successor in interest, and upon Sotheby’s and its successors.

          10. Non-Assignment of Claims. Ruprecht warrants and represents that he has not assigned nor in any way conveyed, transferred or encumbered all or any portion of the claims or rights covered by this Agreement and Release nor are any such rights or claims endorsed by operation of law or decree or otherwise, and acknowledges and agrees that this warranty and representation is an essential and material term of this Agreement and Release.

          11. Review and Revocation Period.

(a)

Ruprecht shall have twenty-one (21) days from the date of receipt of this Agreement and Release, or until ________, 201___, to consider the terms and conditions of this Agreement and Release. Ruprecht may accept this Agreement and Release by signing it and returning it to Ms. Susan Alexander or her successor as Worldwide Head of Human Resources, Sotheby’s, 1334 York Avenue, New York, New York 10021.

(b)

After signing this Agreement and Release, Ruprecht shall have seven (7) days to revoke this Agreement and Release by indicating his desire to do so in writing (i) addressed to Ms. Susan Alexander (or such successor) at the address listed above and (ii) received by Ms. Alexander (or such successor) no later than 5:00 p.m. on the seventh (7th) day following the date Ruprecht signs this Agreement and Release.

(c)

The effective date of this Agreement and Release shall be the eighth (8th) day following Ruprecht’s signing of this Agreement and Release (the “Agreement Effective Date”) provided Ruprecht does not revoke this Agreement and Release during the revocation period.

          12. Knowing and Voluntary Waiver. Ruprecht understands and acknowledges that: (a) he has carefully read this Agreement and Release in its entirety; (b) he has had an

iv

Exhibit D (cont’d)

opportunity to consider fully the terms of this Agreement and Release for twenty-one (21) days; (c) he has been advised by Sotheby’s in writing to consult with an attorney of his choosing in connection with this Agreement and Release; (d) he fully understands the significance of all of the terms and conditions of this Agreement and Release; (e) he has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; (f) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement and Release; (g) he is signing this Agreement and Release voluntarily and of his own free will and assents to all the terms and conditions contained herein; and (h) the amounts being paid hereunder are in excess of those amounts to which he would be entitled if he did not sign this Agreement and Release.

          13. Non-Disparagement. Each party hereto agrees that such party will not disparage (or induce or encourage others to disparage) the other party hereto (including, in the case of Sotheby’s, any present directors or executive officers with respect to any events relating to Ruprecht’s employment with Sotheby’s including, without limitation, disclosing the facts or circumstances surrounding his termination from employment with Sotheby’s, unless required by law) or Ruprecht’s criticizing Sotheby’s business strategy. For the purposes of this Agreement and Release, the term “disparage” means any comments or statements which would adversely affect in any manner: (i) the conduct of Ruprecht while employed by Sotheby’s or the conduct of Sotheby’s business; or (ii) the business reputation or relationships of Ruprecht or of Sotheby’s (and/or any of its past or present directors, officers, agents, trustees, administrators, attorneys or employees).

          14. The Company’s Proprietary Information.

(a)

Ruprecht acknowledges and reaffirms his obligations pursuant to the Confidentiality Agreement signed by him on September 2, 2010 (the “Confidentiality Agreement”). Confidential Information as defined in that Confidentiality Agreement includes information or communications relating to the organization, plans, status, strategy and structure of Sotheby’s. Additionally, Confidential Information includes, but is not limited to, information in written, graphic, recorded, photographic or any machine readable form or that is or was orally conveyed to Ruprecht. A copy of this Confidentiality Agreement is attached hereto as Exhibit 2.

(b)

If Ruprecht has not already done so, he shall return to Sotheby’s all Sotheby’s property in his possession including, but not limited to, credit cards, building passes, airline tickets, computers, laptops, facsimile machines, portable telephones and other wireless devices no later than his termination date; provided that Ruprecht (as well as the Company) shall be entitled to retain a copy of his Outlook contacts (or such other form of contact information, as may be applicable).

v

Exhibit D (cont’d)

(c)

If Ruprecht has not already done so, he shall deliver to Sotheby’s all correspondence, documents, papers and other media containing information about the accounts, clients, interests, or business of Sotheby’s together with all copies in his possession no later than his termination date.

          15. Execution. This Agreement and Release shall not be binding unless signed by both Ruprecht and an authorized representative of Sotheby’s, and neither Ruprecht nor Sotheby’s shall have any obligation to sign this Agreement and Release.

          16. Cooperation with Sotheby’s. Ruprecht agrees to cooperate with Sotheby’s at its request in connection with any and all claims against Sotheby’s that are brought or commenced by any individual or entity concerning matters of which Ruprecht has or may have knowledge. Such cooperation shall include, but not be limited to, meeting with Sotheby’s employees and/or otherwise assisting Sotheby’s employees, attorneys or other representatives, testifying at any trial or proceeding without the need for Sotheby’s to serve Ruprecht with a subpoena, and in any other lawful ways that Sotheby’s deems appropriate.

          17. Non-Admission of Liability. No party hereto admits or acknowledges the existence of any liability or wrongdoing. This Agreement and Release is not in any respect, nor for any purpose, to be deemed or construed to be, or in any way used as evidence of, an admission or concession of any liability or wrongdoing whatsoever on the part of any person or entity.

          18. Severability. The terms and provisions of this Agreement and Release are acknowledged by all parties to be required for the reasonable protection of others. If any of the provisions, terms, clauses or waivers or releases of claims or rights contained in this Agreement and Release are declared unlawful, unenforceable, or ineffective in a legal forum of competent jurisdiction, then such provisions, terms, clauses, or waivers or releases of claims or rights shall be deemed severable, such that all other provisions, terms, clauses, and waivers and releases of claims or rights contained in this Agreement and Release shall remain valid and binding upon the parties.

          19. Integration. This Agreement and Release constitutes a single, integrated written contract expressing the entire agreement of the parties hereto relative to the subject matter hereof. With the exception of the Agreement and the Confidentiality Agreement, the provisions and obligations of which are ongoing, all prior and contemporaneous discussions and negotiations have been and are merged and integrated into and are superseded by this Agreement and Release.

          20. Jurisdiction. In the event of a dispute hereunder, the parties agree to submit to the exclusive jurisdiction of the state courts of and federal courts sitting in the State of New York. The parties hereto submit themselves to the exclusive jurisdiction and venue of the appropriate state or federal court sitting in the Borough of Manhattan, County of New York,

vi

Exhibit D (cont’d)

State of New York for purposes of any claim, dispute or action arising from or related in any way to this Agreement and Release.

IN WITNESS WHEREOF, this Agreement and Release has been duly executed by the undersigned on dates indicated below.

Dated:	SOTHEBY’S

	By:	/s/ Susan Alexander

	Name:	Susan Alexander
	Title:	Executive Vice President and
Worldwide Head of Human Resources

ACCEPTED AND AGREED TO:

/s/ William F. Ruprecht

William F. Ruprecht

Dated:	September 2, 2010

vii